UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 31, 2008
Date of Report (Date of earliest event reported)
NORTHLAND CABLE PROPERTIES
SEVEN LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

STATE OF WASHINGTON	000-16718	91-1366564

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
101 STEWART STREET, SUITE 700, SEATTLE, WASHINGTON 98101

(Address of principal executive offices) (Zip Code)
(206) 621-1351

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
On March 31, 2008, Northland Cable Properties Seven Limited Partnership (“NCP-Seven”) exercised its right to terminate the asset purchase agreement dated as of July 5, 2007, between NCP-Seven and Green River Media and Communications, LLC (“Green River”) due to Green River’s inability to secure adequate financing. The asset purchase agreement contemplated the proposed sale by NCP-Seven of substantially all of its assets to Green River (the “Green River Agreement”). NCP-Seven exercised its right to terminate the Green River Agreement after having been notified by Green River that it did not have sufficient funds to enable it to consummate the transaction by March 31, 2008, the date by which the transaction was expected to be completed under the Green River Agreement. NCP-Seven proposed terms to Green River under which it was willing to extend the closing date of the transaction in order to provide Green River more time to obtain financing for the transaction; however, Green River was unwilling to accept the terms of such an extension proposed by NCP-Seven. NCP-Seven has reserved all rights it may have to any claims, including claims for damages, as a result of Green River’s breach of its obligations under the Agreement.
NCP-Seven will move toward a potential sale of its operating assets to its managing general partner or its affiliates. On February 27, 2008, at the special meeting of limited partners of NCP-Seven, limited partners voted to authorize NCP-Seven and its managing general partner to sell substantially all of NCP-Seven’s existing assets to the managing general partner, or one or more of its affiliates, in the event the transaction with Green River was not consummated by March 31, 2008, or such later date mutually agreed upon by NCP-Seven and Green River (the “Alternative Sale Transaction”). As described in NCP-Seven’s definitive proxy statement filed on December 19, 2007, pursuant to the agreement that would be entered into with respect to the Alternative Sale Transaction, the managing general partner would have the right to purchase NCP-Seven’s assets on substantially the same terms and conditions provided in the Green River Agreement, except that the managing general partner’s obligations to close will be subject to its ability to secure satisfactory financing. The managing general partner will work diligently to secure satisfactory financing within 90 days after the agreement for the Alternative Sale Transaction becomes effective. If the managing general partner is unable to secure satisfactory financing within the 90 day time frame, the managing general partner would have the right to terminate. If the Alternative Sale Transaction closes, the managing general partner estimates it will commence the dissolution and winding up of NCP-Seven during the second half of 2008.
In the opinion of the managing general partner, NCP-Seven has sufficient liquidity to continue to operate in the ordinary course of business and as a going concern and the managing general partner will continue to operate NCP-Seven in a manner that will maximize revenue and cash flows.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northland Cable Properties Seven Limited Partnership

By: Northland Communications Corporation (Managing General Partner)

Dated: April 4, 2008	By:	/s/ RICHARD I. CLARK

		Name:	Richard I. Clark
		Title:	Executive Vice President, Treasurer and Assistant Secretary